EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Bergen Brunswig Corporation on Form S-8 of our reports dated November 1, 2000, except for Note 17 as to which the date is December 20, 2000, appearing in the Annual Report on Form 10-K of Bergen Brunswig Corporation for the year ended September 30, 2000.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
June 11, 2001